Exhibit 10.6

Stablecoin Development Corporation

2026 Non-Employee Director Compensation Program

Effective September 2, 2026

1. Purpose

This 2026 Non-Employee Director Compensation Program (this “Program”) sets forth the compensation payable to the non-employee members of the Board of Directors (the “Board”) of Stablecoin Development Corporation (the “Company”) for service on the Board and its committees.

2. Eligibility

Each member of the Board who is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) is eligible to participate in this Program. A director who is also an employee of the Company receives no compensation under this Program for service on the Board or any committee of the Board.

3. Annual Cash Compensation

Each Non-Employee Director is entitled to the following annual cash compensation for service on the Board and, as applicable, on each committee of the Board on which the director serves:

	Chair	Member
Board of Directors	$60,000	$40,000
Audit Committee	$35,000	$25,000
Compensation Committee	$28,000	$20,000
Nominating and Corporate Governance Committee	$20,000	$15,000

A Non-Employee Director who serves as chair of a committee receives the chair amount for that committee in lieu of, and not in addition to, the member amount for that committee. A Non-Employee Director who serves on more than one committee is entitled to the applicable amount for each committee on which the Director serves. No additional fees are payable for attendance at meetings of the Board or of any committee.

In addition to the amounts set forth above, a Non-Employee Director whom the Board has determined to be an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K is entitled to additional annual cash compensation of $5,000.

4. Payment of Cash Compensation

Annual cash compensation is payable quarterly in arrears, on or about the first business day following the end of each fiscal quarter, in accordance with the Company’s standard payment practices, and is prorated for any partial year or partial quarter of service based on the number of days served.

5. Initial Equity Award

Each Non-Employee Director who is first elected or appointed to the Board is eligible to receive, on or promptly following the date of such election or appointment, an initial award of restricted stock units under the Company’s 2026 Equity Incentive Plan or any successor plan then in effect (the “Equity Incentive Plan”). The standard initial award is a number of restricted stock units having a grant date fair value of $100,000 (determined based on the closing price of the Company’s common stock on the grant date), or such other amount as the Board, upon the recommendation of the Compensation Committee, may determine (including no award), vesting as to one-third on each of the first, second and third anniversaries of the vesting start date, subject to the director’s continued service on the Board through each such date. Notwithstanding the foregoing, a Non-Employee Director who is an employee, officer or affiliate of a stockholder of the Company that holds a contractual right to designate or nominate one or more members of the Board is not eligible to receive an initial award under this Section 5.

6. No Annual Equity Award

Non-Employee Directors do not receive recurring annual equity awards under this Program. The Board may, upon the recommendation of the Compensation Committee, grant additional equity awards to any Non-Employee Director from time to time under the Equity Incentive Plan in its discretion.

7. Terms of Equity Awards

All equity awards granted under this Program are subject to the terms, conditions and share limitations of the Equity Incentive Plan and are evidenced by an award agreement in the form approved by the Board. Notwithstanding any other provision of this Program, the aggregate grant date fair value of equity awards granted to any Non-Employee Director during any fiscal year of the Company, taken together with any cash compensation paid or payable to such Non-Employee Director for service on the Board during such fiscal year, shall not exceed $500,000. All equity awards are subject to the Company’s Policy for Recoupment of Incentive Compensation and any other applicable clawback, forfeiture or recoupment policies of the Company.

8. Expense Reimbursement

The Company reimburses each Non-Employee Director for reasonable, documented out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees and in the performance of Board duties, in accordance with the Company’s expense reimbursement policies as in effect from time to time.

9. Administration and Amendment

This Program is administered by the Compensation Committee of the Board. The Compensation Committee reviews this Program periodically and may recommend, and the Board may adopt, amendments to this Program at any time. The Compensation Committee has discretion to interpret this Program and to recommend that the Board approve additional compensation to a Non-Employee Director in respect of extraordinary service, including service on any special or ad hoc committee, in each case as documented by resolution of the Board.

10. Effective Date; Existing Arrangements

This Program is effective as of September 2, 2026 and supersedes the Non-Employee Director Compensation Program, effective January 1, 2024, filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed March 26, 2024 and referred to in the Company’s subsequent filings as the 2024 Non-Employee Director Compensation Plan. This Program applies to each Non-Employee Director first elected or appointed to the Board on or after the effective date. The annual base cash compensation approved by the Board on March 31, 2026 for each of Paul E. Freiman, Swan Sit and Yenyou (Jeff) Zheng, and the restricted stock unit awards granted to each of them on that date, continue in accordance with their terms and are not modified by this Program. During the period that such compensation amounts remain in effect, the annual base cash compensation amounts approved on March 31, 2026 are fixed at the approved dollar levels and are not recalculated if committee assignments change unless and until the Board determines otherwise. Commencing upon each such director’s next election to the Board following the effective date, such director’s annual cash compensation shall be determined under Section 3 of this Program in lieu of the amounts approved on March 31, 2026.

Approved by the Compensation Committee of the Board of Directors on August 19, 2026 and ratified by the Board of Directors effective September 2, 2026.